Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Network-1 Technologies, Inc.

Corey M. Horowitz, Chairman and CEO

212-829-5770 (o)

917-692-0000 (m)

NETWORK-1 REPORTS 2020 YEAR-END FINANCIAL RESULTS

NEW YORK, NEW YORK – March 31, 2021 - Network-1 Technologies, Inc. (NYSE American: NTIP), a company specializing in the development, licensing, and protection of its intellectual property assets, today announced financial results for the year ended December 31, 2020.

Network-1 had revenue of $4,403,000 for the year ended December 31, 2020 as compared to revenue of $3,037,000 for the year ended December 31, 2019. The increase in revenue of $1,366,000 for 2020 was primarily due to revenue of $4,150,000 from a litigation settlement.

Network-1 reported a net loss of $1,709,000 or $(0.07) per share basic and diluted for 2020 compared with a net loss of $1,792,000 or $(0.07) per share basic and diluted for 2019.

At December 31, 2020, Network-1’s principal sources of liquidity consisted of cash and cash equivalents and marketable securities of $44,871,000 and working capital of $42,959,000. Management believes based on Network-1’s current cash position that Network-1 will have sufficient cash to fund its operations for the foreseeable future. Based on its cash position, Network-1 continually reviews opportunities to acquire additional intellectual property for development and licensing as well as evaluates other strategic alternatives.

The following are financial and strategic highlights for 2020 and to date:

•	On November 13, 2017, a jury empaneled in the U.S. District Court for the Eastern District of Texas found that certain claims of Network-1’s Remote Power Patent were invalid and not infringed by Hewlett-Packard (HP). On August 29, 2018, the District Court (i) granted Network-1’s motion for judgment as a matter of law that its Remote Power Patent is valid, thereby overturning the HP jury verdict of invalidity and (ii) denied Network-1’s motion for a new trial on infringement. On August 29, 2018, Network-1 appealed the District Court’s denial of its motion for a new trial on infringement to the U.S. Court of Appeals for the Federal Circuit. On September 24, 2020, the Court of Appeals ruled in Network-1’s favor on its appeal by overturning the judgment of non-infringement of the U.S. District Court of the Eastern District of Texas in Network-1’s litigation with HP involving its Remote Power Patent. The Federal Circuit also vacated the District Court judgment of validity of the Remote Power Patent. The Federal Circuit has remanded the case to the District Court for a new trial on infringement against HP and further proceedings on validity.
•	On March 30, 2021, Network-1 entered into an Amendment (“Amendment”) to the Settlement and License Agreement between Network-1 and Cisco, dated May 25, 2011 (the “Agreement”). Pursuant to the Amendment, Cisco agreed to pay $18,691,890 to Network-1 to resolve a dispute relating to Cisco’s contractual obligation to pay royalties under the Agreement to Network-1 for the period beginning in the fourth quarter of 2017 through March 7, 2020 (when the Remote Power Patent expired) with respect to licensing the Remote Power Patent.
•	On July 28, 2020, Network-1 agreed to settle its litigation against Dell, Inc. (“Dell”) pending in the District Court, 241st Judicial District Smith County, Texas. The litigation related to a dispute regarding a Settlement and License Agreement, dated August 15, 2016, with respect to royalty payments relating to licensing Network-1’s Remote Power Patent. Under the terms of the settlement, Dell paid Network-1 $4,150,000 in full settlement of the litigation.
•	On December 15, 2020, Network-1 filed a lawsuit against Netgear in the Supreme Court of the State of New York, County of New York, for breach of a Settlement and License Agreement, dated May 22, 2009, with Network-1 for Netgear’s failure to make royalty payments, and provide corresponding royalty reports, to Network-1 based on sales of Netgear’s PoE products. The litigation is currently pending.

•	On January 7, 2021, Network-1 filed a lawsuit against Plantronics, Inc., the successor to Polycom, Inc., in the Superior Court of the State of California, County of Santa Clara, for breach of a Settlement and License Agreement, dated September 2016, with Network-1 for the failure of Plantronics and Polycom to make royalty payments, and provide corresponding royalty reports, to Network-1 based on sales of PoE products. The litigation is currently pending.
•	Between December 2018 and March 2021, Network-1 made an aggregate investment of $6,000,000 in ILiAD Biotechnologies, LLC (“ILiAD”), a privately held development stage biotechnology company dedicated to the prevention of human disease caused by Bordetella pertussis with a current focus on its proprietary intranasal vaccine, BPZE1, for the prevention of pertussis (whooping cough). Pertussis is a life-threatening disease caused by the highly contagious respiratory bacterium Bordetella pertussis. According to the U.S. Centers for Disease Control and Prevention, each year pertussis affects approximately 16 million people globally, accounting for nearly 200,000 deaths. ILiAD has the exclusive license to fifty-one (51) issued patents and has thirty-five (35) pending patent applications. Network-1 owned approximately 9.5% of the outstanding units of ILiAD (on a non-fully diluted basis) at December 31, 2020. In connection with this investment, Corey M. Horowitz, Network-1’s Chairman and Chief Executive Officer, became a member of ILiAD’s Board of Managers.
•	On May 9, 2017, Mirror Worlds Technologies, LLC, Network-1’s wholly owned subsidiary, initiated litigation against Facebook, Inc. (“Facebook”) in the U.S. District Court for the Southern District of New York, for infringement of U.S. Patent No. 6,006,227, U.S. Patent No. 7,865,538 and U.S. Patent No. 8,255,439 (among the patents within Network-1’s Mirror Worlds Patent Portfolio). On May 7, 2018, Facebook filed a motion for summary judgment on non-infringement. On August 11, 2018, the Court issued an order granting Facebook’s motion for summary judgment of non-infringement and dismissed the case. On January 23, 2020, the U.S. Court of Appeals for the Federal Circuit reversed the summary judgment finding on non-infringement of the District Court and remanded the litigation to the Southern District of New York for further proceedings.

•	On April 4, 2014 and December 3, 2015, Network-1 initiated litigation against Google Inc. (“Google”) and YouTube, LLC (“YouTube”) in the U.S. District Court for the Southern District of New York for infringement of several patents within Network-1’s Cox Patent Portfolio which relate to the identification of media content on the Internet. The lawsuit alleges that Google and YouTube have infringed and continue to infringe certain of Network-1’s patents by making, using, selling and offering to sell unlicensed systems and related products and services, which include YouTube’s Content ID system. In January 2019, Network-1’s two litigations against Google and YouTube were consolidated. Discovery is complete and a pre-trial order is pending which would include a trial date.
•	On December 29, 2017, Network-1 acquired from M2M and IoT Technologies, LLC (“M2M”) a patent portfolio consisting of twelve (12) issued U.S. patents, seven pending U.S. patent applications and nine pending international patents, all relating to, among other things, the enabling technology for authenticating, provisioning and using embedded SIM cards in next generation IoT, Machine-to-Machine, and other mobile devices, including smartphones, tablets and computers as well as automobiles and drones. Since the acquisition of the portfolio, Network-1 has been issued seven new U.S. patents for the M2M/IoT Portfolio. The M2M/IoT Patent Portfolio currently consists of twenty-nine (29) issued U.S. patents, five pending U.S. patent applications and seven additional pending non-U.S. patent applications. Network-1 anticipates further issuances of additional claims for this portfolio.
•	On August 22, 2011, Network-1 established a share repurchase program (“Share Repurchase Program”). On June 11, 2019, Network-1’s Board of Directors authorized an extension and increase of the Share Repurchase Program to repurchase up to $5,000,000 of shares of our common stock over the subsequent 24-month period (for a total authorization of approximately $22,000,000 since inception of the program in August 2011). During the year ended December 31, 2020, Network-1 repurchased an aggregate of 115,889 shares of its common stock pursuant to its Share Repurchase Program at a cost of approximately $249,158 (exclusive of commissions) or an average price per share of $2.15. Since inception of its Share Repurchase Program (August 2011) to December 31, 2020, Network-1 repurchased an aggregate of 8,605,659 shares of its common stock at a cost of approximately $16,156,005 (exclusive of commissions) or an average per share price of $1.88.
•	On June 9, 2020, Network-1’s Board of Directors approved the continuation of its dividend policy which consists of semi-annual cash dividends of $0.05 per share ($0.10 per share annually) which are anticipated to be paid in March and September of each year. In 2020 and March 2021, Network-1 declared semi-annual cash dividends of $0.05 per share consistent with its dividend policy. Network-1’s dividend policy undergoes a periodic review by its Board of Directors and is subject to change at any time depending upon Network-1’s earnings, financial requirements and other factors existing at the time.

•	For additional details regarding the above referenced highlights, please see Network-1’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 30, 2021.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns eighty-four (84) patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes continuing to pursue licensing opportunities for its Remote Power Patent and its efforts to monetize three patent portfolios (the Cox, Mirror Worlds and M2M/IoT Patent Portfolios). Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $151,000,000 from May 2007 through December 31, 2020. Network-1 has achieved licensing and other revenue of $47,150,000 through December 31, 2020 with respect to its Mirror Worlds Patent Portfolio.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements address future events and conditions concerning Network-1’s business plans. Such statements are subject to a number of risk factors and uncertainties as disclosed in the Network-1’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission including, among others, Network-1’s uncertain revenue stream, the uncertainty as to the outcome of pending litigation involving Network-1’s Remote Power Patent, the Cox and Mirror Worlds patent portfolios, the ability of Network-1 to successfully execute its strategy to acquire or make investments in high quality patents with significant licensing opportunities, Network-1’s ability to achieve revenue and profits from its Cox Patent Portfolio, its M2M/IoT Patent Portfolio and additional revenue and profit from its Mirror Worlds Patent Portfolio as well as a return on its investment in IliAD Biotechnologies, LLC or other intellectual property it may acquire or finance in the future, the ability of Network-1 to enter into additional license agreements, uncertainty as to whether cash dividends will continue be paid, the risk that the global COVID-19 pandemic could have an adverse impact on Network-1’s business, Network-1’s ability to enter into strategic relationships with third parties to license or otherwise monetize their intellectual property, the risk in the future of Network-1 being classified as a Personal Holding Company, future economic conditions and technology changes and legislative, regulatory and competitive developments. Except as otherwise required to be disclosed in periodic reports, Network-1 expressly disclaims any future obligation or undertaking to update or revise any forward-looking statement contained herein.

Network-1’s condensed statements of income and comprehensive income and condensed balance sheet are attached.

	Years Ended December 31,
	2020	2019

REVENUE	$4,403,000	$3,037,000

OPERATING EXPENSES:
Costs of revenue	1,653,000	882,000
Professional fees and related costs	2,407,000	1,490,000
General and administrative	2,162,000	2,167,000
Amortization of patents	292,000	285,000
Stock-based compensation	302,000	567,000

TOTAL OPERATING EXPENSES	6,816,000	5,391,000

OPERATING LOSS	(2,413,000)	(2,354,000)
OTHER INCOME:
Interest and dividend income, net	522,000	1,150,000
Net realized and unrealized gain on marketable securities	15,000	37,000
Total other income, net	537,000	1,187,000

LOSS BEFORE INCOME TAXES AND EQUITY IN
NET LOSSES OF EQUITY METHOD INVESTEE	(1,876,000)	(1,167,000)

INCOME TAXES PROVISION (BENEFIT):
Current	(464,000)	(147,000)
Deferred taxes, net	(490,000)	168,000
Total income taxes (benefit)	(954,000)	21,000
LOSS BEFORE SHARE OF NET LOSSES OF EQUITY METHOD INVESTEE:	(922,000)	(1,188,000)

SHARE OF NET LOSSES OF EQUITY METHOD INVESTEE	$(787,000)	$(604,000)

NET LOSS	$(1,709,000)	$(1,792,000)

Net Loss Per Share:
Basic	$(0.07)	$(0.07)
Diluted	$(0.07)	$(0.07)

Weighted average common shares outstanding:
Basic	24,011,354	23,978,774
Diluted	24,011,354	23,978,774

Cash dividends declared per share	$0.10	$0.10

NET LOSS	$(1,709,000)	$(1,792,000)

OTHER COMPREHENSIVE INCOME (LOSS):
Net unrealized holding gain (loss) on corporate bonds and notes arising during the year, net of tax	(89,000)	160,000

COMPREHENSIVE LOSS	$(1,798,000)	$(1,632,000)

Condensed Consolidated Balance Sheet as of December 31, 2020

Cash and cash equivalents	$25,505,000

Marketable securities	$19,366,000
Total current assets	$44,991,000

Total assets	$51,194,000

Total current liabilities	$2,032,000

Total long term liabilities	$-0-

Total stockholders’ equity	$49,162,000